EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-130301 on Form S-3 of our reports dated August 26, 2011, relating to the consolidated financial statements and financial statement schedule of Delta Natural Gas Company, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2011.

/S/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
August 26, 2011